UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2016

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500

(Registrant's telephone number, including area code)

N/A

(Former name or former address, I changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) approved, based on the advice of the Committee’s compensation consultant, certain compensation actions with respect to Michael Borrows, the Company’s Executive Vice President and Chief Financial Officer and N. Martin Tewari, the Company’s President—Trucking.

On April 26, 2016, Michael Borrows was granted a time-based grant of 16,611 shares of restricted stock. The restricted shares vests in four equal installments on each of the four anniversaries of the grant date. In addition, Mr. Borrows was granted a performance-based grant of 10,000 shares of restricted stock. The performance-based shares will vest based on the achievement of defined performance goals relating to the trading price of the Company’s common stock during the 20 trading days preceding January 14, 2019 (the “Performance Period”), as described below.

All of the restricted performance shares will vest if, during the Performance Period, the last price at which the Company’s Common Stock trades, as reported by NASDAQ, is $50.00 per share or greater on at least five days during the Performance Period. If the closing price, as reported by NASDAQ, is more than $45.00 per share, but less than $50.00 per share, on at least five trading days during the Performance Period, the number of restricted performance shares that will vest will be prorated between 50% and 100% based on the average volume weighted closing price, between $45.00 and $50.00 per share, and $50.00 per share, based on the five trading days with the highest closing price during the Performance Period. No restricted performance shares will vest if the last price at which the Company’s Common Stock trades, as reported by NASDAQ, is not $45.00 or higher on at least five trading days during the Performance Period.

In addition to the equity awards to Mr. Borrows described above, the Committee approved an increase in the annual salary of N. Martin Tewari from $275,000 to $300,000, effective April 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TRUCK, INC.
(Registrant)

Date: May 3, 2016	By:	/s/ Michael K. Borrows
Michael Borrows
Executive Vice President and Chief Financial Officer